PLS CPA, A PROFESSIONAL CORP.
t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.comt

May 16, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Secure Window Blinds, Inc. of our report dated on May 16, 2012, with respect to the unaudited interim financial statements of Secure Window Blinds, Inc., included in Form 10-Q for the period ended March 31, 2012.

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego CA 92111

Registered with the Public Company Accounting Oversight Board